Exhibit 107.1
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of the offerings is $13,789,850 in respect of UBSELN1524-BX – 78016R389 and $17,154,850 in respect of UBSELN1525-INTC – 78016R397.